Exhibit 5.1

December 14, 2016

ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632

Re: ConnectOne Bancorp, Inc. – Offering of Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to and for ConnectOne Bancorp, Inc., a New Jersey corporation (the "Company"), in connection with the offer and sale of up to 1,659,794 shares of the Company's Common Stock, no par value per share (the "Shares"). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), File No. 333-213260, filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 23, 2016, including Amendment No. 1 filed with the Commission on September 23, 2016, Amendment No. 2 filed with the Commission on October 4, 2016, and Amendment No. 3 filed with the Commission on December 7, 2016 and declared effective by the Commission on December 9, 2016 (together with the base prospectus dated December 9, 2016 (the "Base Prospectus") contained therein and constituting a part thereof, the "Registration Statement"). In connection with an underwritten offering of the Shares, the Company has also filed a preliminary prospectus supplement dated December 13, 2016 (together with the Base Prospectus, the "Preliminary Prospectus Supplement") and a final prospectus supplement dated December 14, 2016 (together with the Base Prospectus, the "Final Prospectus Supplement"). The Preliminary Prospectus Supplement and the Final Prospectus Supplement were each filed with the Commission pursuant to Rule 424(b) under the Securities Act. The offer and sale of the Shares is being made pursuant to an underwriting agreement dated December 14, 2016 between the Company and Keefe Bruyette & Woods, Inc., as Representative of the Underwriters named therein (the "Underwriting Agreement").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus Supplement;

(iii)	the Final Prospectus Supplement;

(iv)	the Underwriting Agreement;

(v)	the Company's Restated Certificate of Incorporation included as Exhibit 3.1 to the Company's Form 8-K filed with the Commission on July 1, 2014;

(vi)	the Company's Amended and Restated Bylaws, included as Exhibit 3.2 to the Company's Form 8-K filed with the Commission on July 1, 2014;

(vii)	resolutions of the Company's Board of Directors and the Pricing Committee thereof with respect to the offering of the Shares; and

(viii)	such other records, documents, certificates and statutes as we have deemed necessary for purposes of this opinion letter.

In rendering this opinion, we have assumed and relied upon, without independent investigation (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals and (iii) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies.

The law covered by the opinions expressed herein is limited to the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of New Jersey. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of the Commission's Regulation S-K, and we express no opinion as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement or any other prospectus supplement, other than as expressly stated herein with respect to the issuance of the Shares.

Our opinions are limited and qualified in all respects by the effects of (i) general principles of equity and limitations on availability of equitable relief, including specific performance, whether applied by a court of law or equity, and (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors.

This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, and subject to the qualifications, assumptions and limitations herein stated, we are of the opinion that when the Shares have been issued and delivered upon payment in full of the consideration therefor as described in the Registration Statement, the Final Prospectus Supplement and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the Registration Statement and the offering of the Shares described herein. This opinion is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to your filing of this opinion as an exhibit to the Company's Current Report on Form 8-K filed December 14, 2016 and we further consent to the reference to our firm under the caption "Legal Matters" in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, and to any reference to our firm in the Registration Statement as legal counsel who have passed upon the validity of the Shares of the Company proposed to be issued thereunder. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/S/ WINDELS MARX LANE &
MITTENDORF, LLP